EXHIBIT 99.1
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FOR IMMEDIATE RELEASE:

Contact:
Investor Relations
BPI Packaging Technologies, Inc.
800-628-8206
BPI_Pckg@msn.com



                       BPI PACKAGING TECHNOLOGIES, INC.
                           RETAINS FINANCIAL ADVISOR


NORTH DIGHTON, MASSACHUSETTS, SEPTEMBER 21, 2000 - BPI Packaging Technologies, Inc. (the "Company") OTC BB:BPIE, a manufacturer of thin high molecular weight, high density polyethylene films and bags, today reported that it has retained Dresner Investment Services, Inc. ("Dresner"), as the exclusive financial advisor to the Company to assist in evaluating various strategic alternatives available to the Company, including its sale. Dresner, a Chicago-based NASD broker-dealer, is one of the leading U.S. investment banks focused on providing corporate finance and merger & acquisition services to private and public, middle-market companies.

Management has engaged Dresner to help maximize stockholder value. Management believes that it is in the best interests of the stockholders that Dresner: (a) familiarize itself with the management, business, operations, markets, financial condition and future opportunities of the Company; and (b) identify and contact potential buyers and investors.

Mr. Ivan J. Hughes, the Company's Chairman and Acting Chief Executive Officer stated that "we are confident that Dresner Investment Services will help us identify the appropriate strategic alternative as we attempt to maximize our stockholders' value."

The Company converts commercially available high molecular weight, high density polyethylene resins into thin film, which is either sold directly into industrial or packaging applications or converted in-house into carryout bags of "T-shirt sack" design for supermarkets, convenience stores and other retail markets. The Company utilizes advanced, high quality extrusion, printing and bag making equipment, which was installed between 1990 and 1999.



Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, competitive, governmental, technological and other risks and factors identified from time to time in the Company's reports filed with the SEC.


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